Exhibit 3.87

SECOND

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

POPLAR BLUFF REGIONAL

MEDICAL CENTER, LLC

A MISSOURI

LIMITED LIABILITY COMPANY

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SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

POPLAR BLUFF REGIONAL MEDICAL CENTER, LLC

This Second Amended and Restated Operating Agreement (this “Agreement”) of Poplar Bluff Regional Medical Center, LLC is made effective as of January 25, 2012 (the “Effective Date”), by and among the Company (as defined below) and the Member (as defined below).

RECITALS

WHEREAS, the Company was formed under and pursuant to the LLC Law by the filing of Articles of Organization with the Missouri Secretary of State on April 14, 2009 (the “Company Formation Date”), and the Company adopted an operating agreement upon its formation; and

WHEREAS, the Company is the surviving entity of a merger pursuant to which Poplar Bluff Regional Medical Center, LLC, a Missouri limited liability company and the successor to Poplar Bluff Regional Medical Center, Inc. a Missouri corporation, was merged with and into the Company pursuant to a Notice of Merger filed with the Missouri Secretary of State on April 21, 2009; and

WHEREAS, the Company admitted additional members pursuant to an offering of membership interests and entered into an Amended and Restated Operating Agreement of the Company effective as of October 31, 2009 (the “Amended Operating Agreement”); and

WHEREAS, the Member (as defined below) repurchased all of the outstanding membership interests of the Company as of the date of this Agreement and desires to amend and restate the Amended Operating Agreement in its entirety.

NOW, THEREFORE, the Member hereby amends and restates the Amended Operating Agreement, which shall be superseded and replaced in its entirety by this Agreement.

Section 1. Name of the Company. The name of the limited liability company is Poplar Bluff Regional Medical Center, LLC (the “Company”).

Section 2. Principal Place of Business. The principal place of business of the Company is 5811 Pelican Bay Blvd., Suite 500, Naples, Florida 34108.

Section 3. Formation. The Company was organized on the Company Formation Date.

Section 4. Business of the Limited Liability Company. The purpose of the Company is to engage in any lawful business purpose. The Company has the authority to do all things necessary or convenient to accomplish this purpose and operate its business.

Section 5. Name and Address of the Sole Member. Central States HMA Holdings, LLC is the sole member of the Company (the “Member”). The Member’s address is 5811 Pelican Bay Blvd., Suite 500, Naples, Florida 34108.

Section 6. Term. The Company began on the Company Formation Date and shall continue unless and until terminated by the Member.

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Section 7. Management. The Member may appoint a manager of the Company (the “Manager”) to control the business and affairs of the Company. The initial Manager shall be Hospital Management Associates, Inc. The Member may remove the Manager at any time in the Member’s sole discretion, whether with or without cause, and in accordance with the terms of any Management Agreement or other agreement between the Company and the Manager (a “Management Agreement”). The manager shall have plenary authority over the business and affairs of the Company, except to the extent otherwise set forth herein or in the Management Agreement. The Manager shall continue as the manager of the Company until removed or until the Manager resigns as the Manager of the Company. The Manager shall be reimbursed by the Company for reasonable expenses incurred by the Manager in such capacity, and be entitled to such other fees as may be provided for in a Management Agreement. The Company shall indemnify and hold the Manager harmless from any and all claims against the Manager incurred in the capacity of manager to the fullest extent permitted under the LLC Law. The Manager may appoint such officers of the Company as the Manager may in its discretion elect.

Section 8. Banking. All funds of the Company shall be deposited in the name of the Company in such checking, money market, cash management or other types of depository or investment accounts maintained by financial institutions including, but not limited to, savings banks, investment banks, brokerage houses or money managers, as may be designated by the Manager or the Sole Member. All withdrawals from such accounts shall be signed by such person(s) as are authorized by the Manager or the Sole Member in banking resolutions executed by Sole Member with respect to any such account.

Section 9. Miscellaneous.

Section 9.01 Adoption and Effect of this Agreement. The Sole Member hereby adopts this Agreement as the operating agreement of the Company pursuant to the LLC Law.

Section 9.02 Ratification of Organizer’s Actions. The Sole Member hereby ratifies and adopts all previous acts of the organizer of the Company on the Company’s behalf, including, but not limited to, contracts entered into by the organizer on the Company’s behalf. The organizer shall be deemed to have resigned as organizer and the Sole Member shall hold the organizer harmless from all previous actions as organizer, effective as of the date of this Agreement.

Section 9.03 Captions. The captions used in this Agreement are inserted for convenience only and are not part of this Agreement.

Section 9.04 Governing Law. This Agreement and the obligations of the Sole Member hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Missouri, without reference to the principles of conflicts of laws.

Section 9.05 Severability. If any provisions of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.

Section 9.06 Default Rules. Except as expressly provided otherwise in this Agreement, the Company shall be governed by the LLC Law, including all of the statutory default provisions contained therein.

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IN WITNESS WHEREOF, the Member has signed this Second Amended and Restated Operating Agreement of Poplar Bluff Regional Medical Center, LLC as of the Effective Date for the purpose of adopting it as the operating agreement of the Company.

Central States HMA Holdings, LLC

By:	/s/ Linda A. Epstein
Name:	Linda A. Epstein
Title:	Vice President and Acting Secretary

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